[LETTERHEAD]



FOR  IMMEDIATE  RELEASE

                 ISLE OF CAPRI CASINOS, INC. PLANS TO REPURCHASE
            UP TO AN ADDITIONAL 1,500,000 SHARES OF ITS COMMON STOCK


BILOXI, Miss., January 11, 2001. Isle of Capri Casinos, Inc. (Nasdaq: ISLE) today announced that its board of directors has authorized the repurchase of up to an additional 1,500,000 shares of the Company's common stock, bringing the total shares that can be repurchased by the Company to 3,000,000 shares. The Company as of this date has repurchased 1,417,500 shares. Stock repurchases may be made periodically in the open market, in privately negotiated transactions or a combination of both. The extent and timing of these transactions will depend on market conditions and other business considerations. No date was established for the completion of the program.

"Our stock repurchase plan reflects our commitment to maximize shareholder value. We believe Isle of Capri Casinos, Inc.'s stock is currently undervalued, and we currently have an opportunity to repurchase our shares at what we believe are very attractive levels," said Bernard Goldstein, chairman of Isle of Capri Casinos.

"We also have an opportunity to acquire shares to satisfy our obligations under our stock option and other benefit programs," said John M. Gallaway, president of Isle of Capri Casinos.

Isle of Capri Casinos, Inc. owns and operates 14 riverboat, dockside and land-based casinos at 13 locations, including Biloxi, Vicksburg, Tunica, Lula, and Natchez, Mississippi; Bossier City and Lake Charles (two riverboats), Louisiana; Black Hawk, Colorado; Bettendorf, Davenport and Marquette, Iowa; Kansas City, Missouri; and Las Vegas, Nevada. The company also operates Pompano Park Harness Racing Track in Pompano Beach, Florida. More information on Isle of Capri Casinos' locations can be found at www.isleofcapricasino.com.
                                                -------------------------

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ended April 30, 2000 and its Form 10-Q for the quarterly periods ended July 30, 2000 and October 29, 2000.

CONTACT:  Allan  B.  Solomon,  Executive  Vice  President,  561-995-6660
          Rex  Yeisley,  Chief  Financial  Officer,  228-396-7052
          Lori  Hutzler,  Director  of  Corporate  Communications,  228-396-7031

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available by fax at no charge. For a menu of available Isle of Capri Casinos, Inc. press releases, call 800.758.5804, ext. 145913 or log on to
http://www.prnewswire.com.  Isle  of  Capri  Casinos,  Inc.'s  home  page  is
      -------------------
http://www.theislecorp.com.
      --------------------